Exhibit 99.1

News Release

FOR RELEASE –– OCTOBER 22, 2013

Corning and Samsung Strengthen Strategic Collaborations

Corning to acquire full ownership of SCP, enabling significant synergies
Corning’s board authorizes additional $2 billion share repurchase program
Actions expected to be immediately accretive on fully diluted basis for Corning

CORNING, N.Y. — Corning Incorporated (NYSE: GLW) announced today that it is entering into a series of strategic and financial agreements with Samsung Display Co., Ltd., intended to strengthen product and technology collaborations between the two companies. These agreements will allow Corning to extend its leadership in specialty glass and drive earnings growth. Corning expects the transactions to close in the first quarter of 2014.

The series of transactions, subject to closing conditions being met, will result in:

•	Corning obtaining full ownership of Samsung Corning Precision Materials Co., Ltd. (SCP), an unconsolidated equity venture with Samsung Display that manufactures LCD glass in Korea. Samsung Display currently owns 43% of SCP.

•	After redemption of their interest in SCP, Samsung Display’s investment in new convertible preferred shares of Corning with an aggregate face amount of $1.9 billion.

•	Corning’s acquisition of the other shareholders’ minority interests in SCP for an expected proportional cash payment.

•	Samsung Display’s additional $400 million investment in Corning by subscribing to new convertible preferred shares.

•	Using Corning’s current share count, Samsung Display’s combined investment in Corning would result in approximately 7.4% ownership on an as-converted basis.

•	A new long-term LCD display glass supply agreement between Corning and Samsung Display through 2023.

•	A strengthening of the two companies’ technology collaborations on strategic product development and commercialization initiatives.

In addition, Corning’s board of directors has authorized an additional $2 billion of share repurchases through Dec. 31, 2015, dependent upon the transaction closing.

“We are excited to enter this new era of collaboration in our 40-year equity relationship with Samsung, one of the world leaders in consumer electronics,” Wendell P. Weeks, chairman, chief executive officer and president, said. “The agreements provide important financial and strategic benefits to both Corning and Samsung.”

“Corning and its shareholders will realize attractive financial returns as the transactions produce immediate earnings accretion through the addition of the remainder of SCP, substantial cost synergies and significant incremental free cash flow. Our new long-term supply agreement will provide Corning steady demand in the global LCD market. By leveraging SCP’s fusion-based manufacturing assets, we will further extend our leadership in advanced glass. This affords us greater flexibility in servicing customers, managing capacity, and minimizing capital spending as we expand production of Corning® Gorilla® Glass and pursue new specialty glass applications,” he added.

“We are pleased to have an opportunity to strengthen the strategic ties between our two companies,” Kinam Kim, president and chief executive officer of Samsung Display, said. “We look forward to concentrating our efforts and combining our expertise in product development with Corning’s renowned leadership in glass technologies to develop new market opportunities in consumer products and other industries.”

Corning Expects to Realize Immediate and Long-Term Financial Benefits
“Shareholders will benefit from access to $1.2 billion which represents Corning’s share of existing cash on SCP’s balance sheet, as well as the cumulative incremental free cash flow going forward, which could total $2 billion over the next four years,” Weeks said. The structure of the transaction will also immediately increase Corning’s domestic cash balances.

He added, “Synergies from integrating our worldwide fusion glass assets should approach $100 million pretax in 2015 and continue to grow thereafter. We believe that accretion to Corning’s core earnings per share, on a fully diluted basis of approximately 20% in 2014 and 2015, can be generated from the combination of profits from the soon-to-be acquired 50% of SCP; the resulting manufacturing synergies; and the impact of the additional share repurchase program. The impact of the additional share repurchase program should offset the potential dilution of shares embedded in the convertible preferred security. The transaction should add approximately $2 billion in annual sales; $350 million in incremental profit before special items; and approximately $500 million in additional cash flow to Corning.”

Corning also expects to realize increased flexibility in glass-melting capabilities, which should bring added capital savings. Furthermore, the company will re-evaluate the need for major capital expenditures for additional fusion glass manufacturing assets.

The new convertible preferred shares will have an annual 4.25% coupon and are convertible into common shares based on a price of $20 per common share. The preferred shares are not convertible for seven years, subject to certain exceptions, and contain only limited voting rights until conversion. Effective today, Corning and Samsung have entered into a standstill agreement that limits Samsung’s activities with respect to Corning’s shares and governance. Effective upon closing, a shareholder agreement between Corning and Samsung will limit Samsung’s ownership to no more than 9% of Corning’s common shares on an as-converted basis. The transaction contains a re-pricing mechanism that will account for changes in SCP’s glass prices, volume and Japanese yen to U.S. dollar exchange.

Corning has LCD glass manufacturing operations in the United States, Japan, Taiwan and China. Samsung Corning Precision Materials has LCD glass manufacturing facilities in Korea. Following completion of the transaction, the SCP organization will be integrated into Corning’s Display Technologies segment. Corning will be able to service all specialty glass customers in all regions directly, utilizing its manufacturing facilities throughout Asia. U.S. Corsam Technologies LLC, and Samsung Corning Advanced Glass LLC, both equity affiliates established between Corning and Samsung Display, will continue under their current agreements.

Conference Call Information
The company will host a conference call on Tuesday, Oct. 22, 2013 at 4:30 p.m., ET. To participate, please call toll free (800) 230-1085 or for international access call (612) 332-0228 approximately 10-15 minutes prior to the start of the call. The password is ‘CORNING INCORPORATED OCTOBER 22ND CONFERENCE CALL.’ The host is ‘NICHOLSON’. To listen to a live audio webcast of the call, go to Corning’s Web site at www.corning.com/investor—relations and click Investor Events on the left. A replay will be available beginning at approximately 6:30 p.m., ET and will run through 12 a.m. ET Tuesday, Nov. 12, 2013. To listen, dial (800) 475-6701 or for international access dial (320) 365-3844. The access code is 306287. The webcast will be archived for one year following the call.

Presentation of Information in this News Release
Non-GAAP financial measures are not in accordance with, or an alternative to, GAAP. Corning’s non-GAAP financial measures exclude the impact of items that are driven by general economic conditions and events that do not reflect the underlying fundamentals and trends in the Company’s operations. The company believes presenting non-GAAP financial measures assists in analyzing financial performance without the impact of items that may obscure trends in the company’s underlying performance. Detailed reconciliations outlining the differences between these non-GAAP measures and the most directly comparable GAAP measure can be found on the company’s website by going to www.corning.com/investor—relations and clicking Financial Reports on the left. These reconciliations also accompany this news release.

Forward-Looking and Cautionary Statements
This press release contains “forward-looking statements” (within the meaning of the Private Securities Litigation Reform Act of 1995), which are based on current expectations and assumptions about Corning’s financial results and business operations, that involve substantial risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include: the effect of global political, economic and business conditions; conditions in the financial and credit markets; currency fluctuations; tax rates; product demand and industry capacity; competition; reliance on a concentrated customer base; manufacturing efficiencies; cost reductions; availability of critical components and materials; new product commercialization; pricing fluctuations and changes in the mix of sales between premium and non-premium products; new plant start-up or restructuring costs; possible disruption in commercial activities due to terrorist activity, armed conflict, political or financial instability, natural disasters, adverse weather conditions, or major health concerns; adequacy of insurance; equity company activities; acquisition and divestiture activities; the level of excess or obsolete inventory; the rate of technology change; the ability to enforce patents; product and components performance issues; retention of key personnel; stock price fluctuations; and adverse litigation or regulatory developments. These and other risk factors are detailed in Corning’s filings with the Securities and Exchange Commission. Forward-looking statements speak only as of the day that they are made, and Corning undertakes no obligation to update them in light of new information or future events.

About Samsung Corning Precision Materials
Samsung Corning Precision Materials is a South Korea-based manufacturer of LCD glass for flat panel displays. The business was formed as an equity venture in 1995 between Corning (50% ownership), Samsung (42.6% ownership) and minority ownership of the remainder (7.4%). In 2012, SCP recorded net sales of $3.1 billion with net income of $1.4 billion. Corning includes full financial statements for SCP in its annual report.

About Samsung Display Co., Ltd.
Samsung Display Co., Ltd. is a global leader in display panel technology and products. Employing approximately 39,000 people at seven production facilities and nine sales offices worldwide, Samsung Display specializes in high-quality displays for consumer, mobile, IT and industrial usage, including those featuring OLED (organic light emitting diode) and LCD technologies. As a total solution provider, Samsung Display strives to advance the future with next-generation technologies featuring ultra-thin, energy-efficient, flexible, and transparent displays. For more information, please visit www.samsungdisplay.com.

About Corning Incorporated
Corning Incorporated (www.corning.com) is the world leader in specialty glass and ceramics. Drawing on more than 160 years of materials science and process engineering knowledge, Corning creates and makes keystone components that enable high-technology systems for consumer electronics, mobile emissions control, telecommunications and life sciences. Our products include glass substrates for LCD televisions, computer monitors and laptops; ceramic substrates and filters for mobile emission control systems; optical fiber, cable, hardware & equipment for telecommunications networks; optical biosensors for drug discovery; and other advanced optics and specialty glass solutions for a number of industries including semiconductor, aerospace, defense, astronomy, and metrology.

Media Relations Contact:
Daniel F. Collins
(607) 974-4197
collinsdf@corning.com

Investor Relations Contact:
Ann H. S. Nicholson
(607) 974-6716
nicholsoas@corning.com

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